EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148996, 333-104507, 333-48604, and 333-132148 of Xcel Energy Inc. on Form S-8 of our reports dated June 29, 2009, appearing in this Annual Report on Form 11-K of the New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees  for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 29, 2009